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                                                                     EXHIBIT 4.5

                         WESTERN FOREST PRODUCTS LIMITED

                               SUPPLEMENTARY PLAN
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                        WESTERN FOREST PRODUCTS LIMITED

                          SUPPLEMENTARY RETIREMENT PLAN

                                  DECEMBER 1988

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                                    ARTICLE 1

                                  INTRODUCTION

1.1   NAME OF THE PLAN

      This is the "Western Forest Products Limited Supplementary Retirement Plan" for designated employees of Western Forest Products Limited and Western Pulp Inc.

1.2   PURPOSE OF THE PLAN

      This Supplementary Plan provides a pension supplement to Participants to provide the same retirement income ratio to Final Average Earnings as a Participant would receive from the Pension Plan if there was no maximum pension limitation. Benefits provided by the Supplementary Plan are in addition to and integrated with the benefits provided under the Western Forest Products Limited Retirement Plan for Salaried Employees.

1.3   ADMINISTRATION OF THE PLAN

      The Western Forest Products Limited Pension Committee shall be responsible for the overall operation and administration of the Supplementary Plan.

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                                   ARTICLE 2

                                  DEFINITIONS

2.1   DEFINITIONS

      Wherever used in this Supplementary Plan, the words commencing with a capital letter have the meaning ascribed to them in Section 2 of the Pension Plan, unless otherwise defined in this subsection:

      (a) "Early Retirement Reduction" shall have the meaning ascribed to it in Article 6.3.

      (b) "Participant" shall mean an Employee who is designated to participate in the Supplementary Plan by virtue of the provisions of
            Article 3.

      (c) "Pension Plan" shall mean the Western Forest Products Limited Retirement Plan for Salaried Employees.

      (d) "Pension Plan Offset" shall mean the amount determined in accordance with Article 6.2.

      (e)   "Supplementary Pension" shall have the meaning ascribed to it in
            Article 6.1.

      (f) "Supplementary Plan" shall mean the Western Forest Products Limited Supplementary Retirement Plan, as amended from time to time.

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2.2   COMMON REFERENCES

      For the purposes of this Supplementary Plan, words importing the masculine gender will include the feminine gender and vice versa, unless a specific reference is made to the particular sex of a Participant. Similarly, words in the singular may include the plural and the plural may include the singular.

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                                    ARTICLE 3

                                  PARTICIPATION

3.1   PARTICIPATION

      Each employee who is designated by the Board of Directors of the Company to be a Participant will become a Participant of the Supplementary Plan with effect as of the date of such designation, provided he signifies his agreement to participate.

3.2   DURATION

      A Participant shall continue to participate in the Supplementary Plan until the earliest of his date of death, early retirement date, Normal Retirement Date or, if he should cease to be an Employee before reaching age 55, his employment with the Company is otherwise terminated. Participation shall continue through any period of disability.

3.3   COMMUNICATION

      Each Participant will be provided with a copy of the provisions of the Supplementary Plan, together with a general description of the Supplementary Plan, including an explanation of the co-ordination of benefits under the Supplementary Plan and the Pension Plan. The general description shall not have any effect on the rights or obligations of any person under the Supplementary Plan and shall not be referred to in determining the meaning of any provision of the Supplementary Plan. The Company shall not be liable for any loss or damage occasioned to any person by reason of any error or omission in the general description of the Supplementary Plan.

3.4   EMPLOYMENT

      Participation in the Supplementary Plan shall not give any Participant the right to be retained in the employ of the Company, nor any right or interest in the Supplementary Plan other than as expressly provided herein.

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                                   ARTICLE 4

                                 CONTRIBUTIONS

4.1   CONTRIBUTIONS BY PARTICIPANTS

      A Participant is not permitted to make any contributions to the Supplementary Plan.

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                                    ARTICLE 5

                                   RETIREMENT

5.1   NORMAL RETIREMENT

      A Participant, who ceases to be employed by the Company upon attaining his Normal Retirement Date, shall become a retired Participant and shall be entitled to receive a Supplementary Pension.

5.2   EARLY RETIREMENT

      A Participant may retire early as permitted in the Pension Plan. Providing that the Company has consented to his retirement for the purposes of this Supplementary Plan, the benefit payable, commencing on his Early Retirement Date, shall be his Supplementary Pension.

      If the Company has not consented to the Participant's retirement, no benefit shall be payable under this Supplementary Plan until expiry of twelve (12) months from the Early Retirement Date.

      Company consent shall not be withheld provided that the Participant has given notice at least twelve (12) months prior to his intended Early Retirement Date. Company consent may be given to retirement after a notice period of less than twelve (12) months.

5.3   POSTPONED RETIREMENT

      A Participant may, upon the request of the Company, remain in active service with the Company after his Normal Retirement Date for a period to be agreed upon jointly by the Participant and the Company. If a Participant continues to work for the Company after his retirement in accordance with this Article 5.3, he shall become a retired Participant on his Normal Retirement Date and his retirement income shall be determined and shall commence as provided in Article 5.1 or 5.2, based on his Credited Service up to his Normal Retirement Date.

5.4   CESSATION OF BUSINESS

      If the Company should cease business, all Participants aged 55 or older who have not retired shall be deemed to have retired with the Company's consent on the business cessation date and no Early Retirement Reduction shall be applied in calculating their Supplementary Pensions. Participants who are Employees, but have not reached

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      age 55, on such date shall have the vested right to a Supplementary
      Pension, payable at age 55, calculated on the basis of earnings and service to the date of business cessation.

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                                    ARTICLE 6

                           AMOUNT OF RETIREMENT INCOME

6.1   SUPPLEMENTARY PENSION

      The Supplementary Pension, of a Participant, payable commencing on his retirement date, shall be the result of (a) minus (b), where:

      (a) is the pension that would be payable pursuant to the Pension Plan if the maximum pension restriction was not applied; and

      (b)   is his Pension Plan Offset.

6.2   PENSION PLAN OFFSET

      The Pension Plan Offset shall be the pension that would be payable to the Participant from the Pension Plan on the retirement date, if a life pension, with a sixty (60) month minimum guaranteed period was chosen.

6.3   EARLY RETIREMENT REDUCTION

      The Early Retirement Reduction applicable to the Supplementary Pension of a Participant who retires on an early retirement date shall be determined as one-quarter of 1% (0.25%) for each month, if any, that the retirement date elected by the Participant precedes the first day of the month coincident with or next following the Participant's sixtieth birthday, except that no Early Retirement Reduction shall be applicable to a Supplementary Pension if there has been no adjustment for early retirement to the Participant's pension from the Pension Plan.

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                                    ARTICLE 7

                             SUPPLEMENTARY PENSIONS

7.1   GENERAL

      Upon his retirement, the Company shall pay to a Participant his annual Supplementary Pension in equal monthly installments. The first payment shall be made as of his retirement date and subsequent payments be made on the first day of each month.

7.2   SECURITY

      The Company may appoint a Canadian Trust Company to be the Supplementary Plan trustee and may create a trust fund or establish a letter of credit facility to be delivered to the trustee in order to secure the payment of Plan benefits should the Company be unable to or fail to pay them.

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                                    ARTICLE 8

                             TERMINATION OF SERVICE

8.1   TERMINATION OF SERVICE

      A Participant whose service with the Company is terminated prior to age fifty-five (55) for any reason other than disability or voluntary or involuntary cessation of business by the Company shall not be entitled to any benefits under the Supplemental Plan.

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                                    ARTICLE 9

                                 DEATH BENEFITS

9.1   DEATH PRIOR TO RETIREMENT

      The benefits payable under the Supplementary Plan on the death of a Participant before or after retirement shall be calculated and paid as provided for the death of a Member of the Pension Plan, as if the Supplementary Pension is the same as the pension benefit provided by the Pension Plan.

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                                   ARTICLE 10

                                 MISCELLANEOUS

10.1  ADMINISTRATION

      The Company will administer the Supplementary Plan and shall determine all questions regarding length of service, eligibility, retirements, reinstatements, the amounts to be credited as earnings and shall, consistent with the provisions of the Supplementary Plan and any Trust Agreement established for the Supplementary Plan, interpret and apply the intent of the Supplementary Plan. The Company may delegate some or all of its responsibilities to one or more persons or to a committee.

10.2  VARIANCE

      In carrying out the administration of the Supplementary Plan, the Company is empowered, if it believes such action to be warranted, to vary the terms and conditions of the Supplementary Plan to the extent necessary to comply with the terms of a judicial order, the terms of an agreement which has arisen out of the dissolution of a marriage or common-law relationship, or the terms of a written separation agreement, in respect of which the Company is obliged to comply in accordance with duly enacted provincial or federal legislation.

10.3  ACTUARY

      The Company shall have the aid and assistance of an Actuary who shall make actuarial valuations with respect to the operation and administration of the Supplementary Plan.

10.4  LIABILITY

      The Company shall be entitled to rely upon all recommendations made by the Actuary and upon any legal opinions delivered by legal counsel selected by the Company. The Company shall not be liable for action taken by it in good faith in reliance upon the Actuary or legal counsel.

10.5  EXPENSES

      All expenses incurred in the administration of the Supplementary Plan shall be paid by the Company.

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10.6  NON-ALIENATION OF BENEFITS

      The Supplementary Pension provided herein is for a retired Participant's own use and benefit and is not capable of assignment or alienation and does not confer upon any Participant, personal representative or dependent, or any other person, any right or interest in the Supplementary Pension which is capable of being assigned or otherwise alienated. The Supplementary Pension is not capable of surrender or commutation and does not confer upon any Participant, personal representative or dependent, or any other person, any right or interest in the Supplementary Pension capable of being surrendered or commuted.

10.7  PAYMENT

      Notwithstanding any other provisions herein, whenever and as often as any person entitled to any payment hereunder shall, in the judgement of the Company, be physically or mentally incapable of personally receipting therefore, then unless a claim shall have been made by a duly appointed guardian or committee of such person, such payment may be made to any individual or institution then maintaining such person in the judgement of the Company, and such payment shall in every case constitute a full discharge and acquittance of all obligations to make such payments to such person.

10.8  AMENDMENT

      The Company reserves the right to amend, modify or terminate this Supplementary Plan or to merge it with another plan of the Company, in any way the Company may determine. Without in any way limiting the generality of the foregoing, the Company specifically reserves the right to make any amendment, modification, termination or merger of the Supplementary Plan in whole or in part as it deems necessary to fulfill any requirement specified or to be specified in any relevant provincial or federal legislation or in special regulations prescribed thereby.

      Any amendment or modification to the Supplementary Plan may, at the discretion of and as specified by the Company, be applicable to either an individual Participant, a specified group of Participants or the entire membership of the Supplementary Plan.

      However, no amendment, modification, termination or merger will:

      (a) cause a reduction in the amount or affect adversely the payment of any Supplementary Pension to any retired Participant theretofore retired under this Supplementary Plan, or

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      (b)   cause a reduction in or affect adversely the payment of any
            Supplementary Pension to a Spouse; or

      (c) cause a reduction in benefits of any Participant at the date thereof.

10.9  PROOF OF AGE

      Payment of a Supplementary Pension to a retired Participant shall not commence until satisfactory proof of age has been submitted.

10.10 HEADINGS

      The insertion of headings is for convenience and reference only and shall not affect the construction or interpretation of this Plan.

10.11 LAWS

      The Plan shall be construed according to the laws of the Province of British Columbia.